EXHIBIT 3.1.1

                 AMENDED ARTICLE FOURTH OF
             AMENDED ARTICLES OF INCORPORATION


     FOURTH: The authorized number of shares of the Corporation is nine million (9,000,000) all of which shall be with a par value of Six Dollars and Twenty-Five Cents ($6.25) each.